                                                                  EXHIBIT 12(B).

                      NORWEST CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                  (UNAUDITED)

                                      YEAR ENDED DECEMBER 31,
                         -----------------------------------------------------
                            1994       1993       1992       1991      1990
                         ----------  ---------  ---------  --------- ---------
                                            IN THOUSANDS
Computation of Income:
  Income before income
   taxes................ $1,180,601    879,755    645,568    491,673   284,453
  Capitalized interest..        (69)       (65)       (24)        --       (13)
                         ----------  ---------  ---------  --------- ---------
  Income before income
   taxes and capitalized
   interest.............  1,180,532    879,690    645,544    491,673   284,440
  Fixed charges.........  1,640,049  1,485,936  1,651,664  2,187,536 2,354,041
                         ----------  ---------  ---------  --------- ---------
    Total income for
     computation........ $2,820,581  2,365,626  2,297,208  2,679,209 2,638,481
                         ==========  =========  =========  ========= =========
    Total income for
     computation
     excluding interest
     on deposits from
     fixed charges...... $1,957,224  1,513,317  1,281,619  1,196,648 1,111,762
                         ==========  =========  =========  ========= =========
Computation of Fixed
 Charges:
  Net rental expense
   (a).................. $  149,462    128,573    123,342    111,609   102,192
                         ==========  =========  =========  ========= =========
  Portion of rentals
   deemed representative
   of interest.......... $   49,821     42,858     41,114     37,203    34,064
                         ==========  =========  =========  ========= =========
  Interest:
    Interest on
     deposits...........    863,357    852,309  1,015,589  1,482,561 1,526,719
    Interest on federal
     funds and other
     short-term
     borrowings.........    290,211    238,046    277,835    352,384   522,849
    Interest on long-
     term debt..........    436,591    352,658    317,102    315,388   270,396
    Capitalized
     interest...........         69         65         24         --        13
                         ----------  ---------  ---------  --------- ---------
      Total interest....  1,590,228  1,443,078  1,610,550  2,150,333 2,319,977
                         ----------  ---------  ---------  --------- ---------
      Total fixed
       charges.......... $1,640,049  1,485,936  1,651,664  2,187,536 2,354,041
                         ==========  =========  =========  ========= =========
      Total fixed
       charges excluding
       interest on
       deposits......... $  776,692    633,627    636,075    704,975   827,322
                         ==========  =========  =========  ========= =========
    Preferred stock
     dividends..........     27,827     31,170     32,219     20,065     3,225
    Pre-tax earnings
     needed to meet
     preferred stock
     dividend
     requirements.......     41,044     44,728     44,367     23,997     5,294
      Total combined
       fixed charges and
       preferred stock
       dividends........ $1,681,093  1,530,664  1,696,031  2,211,533 2,359,335
                         ==========  =========  =========  ========= =========
      Total combined
       fixed charges and
       preferred stock
       dividends
       excluding
       interest on
       deposits......... $  817,736    678,355    680,442    728,972   832,616
                         ==========  =========  =========  ========= =========
Ratio of Income to
 Combined Fixed Charges
 and Preferred Stock
 Dividends:
  Excluding interest on
   deposits.............      2.39x       2.23       1.88       1.64      1.34
  Including interest on
   deposits.............      1.68x       1.55       1.35       1.21      1.12

- --------
(a) Includes equipment rentals.